Exhibit 99.1

Southwest Iowa Renewable Energy, LLC Announces a Number of Year End Events

Council Bluffs, Iowa - - On December 22, 2014, following a very successful fiscal year ended September 30, 2014, Southwest Iowa Renewable Energy, LLC (the “Company” or “SIRE”) announced it had paid in full the outstanding convertible subordinated debt (the “Convertible Debt”) held by the Company’s strategic partners, Bunge North America, Inc. (“Bunge”) and ICM Investments, LLC (“ICM”).  Bunge was repaid approximately $20.2 million and ICM was repaid approximately $7.0 million.  The Convertible Debt terms provided that Bunge and ICM could have converted the Convertible Debt into the Company’s equity units at a conversion price of $3,000 per unit.  The Company’s equity book value per unit at September 30, 2014 was approximately $7,570 per unit.

In connection with the agreement by each of Bunge and ICM not to convert the Convertible Debt into equity units, the Company also entered into a number of agreements with Bunge and ICM, which are summarized below.

Brian Cahill, the Company’s General Manager and CEO, stated that “given the strong financial year, our top priority was to repay our Convertible Debt.  These payments, combined with our payments in June, total $53.9 million in debt reduction.  Eliminating this high yield debt with a conversion price well below current equity book value per unit is a major benefit to our unit holders.  The interest savings on this debt is significant and will enable us to devote those funds to our operations.  We are also pleased that at the same time we were able to revise our operating agreements with Bunge with satisfactory terms that reduce our operating expenses.  Finally, our agreement with ICM meets ICM’s goal of having an opportunity to liquidate its investment in SIRE in the future on acceptable terms.  These agreements demonstrate the continued strong strategic relationship with both Bunge and ICM that has been invaluable to SIRE.”

Bunge Agreements

On December 5, 2014, SIRE and Bunge executed a letter agreement (the “Letter Agreement”) in which Bunge agreed that it would not convert the Convertible Debt held by Bunge into SIRE equity units.  Additionally, the Company and Bunge agreed to terminate the existing Corn Oil Agency Agreement dated November 12, 2010 and the Risk Management Services Agreement dated December 15, 2008.

Also on December 5, 2014, SIRE and Bunge entered into the following agreements, all of which continue through December 31, 2019, and all of which will automatically renew for one five year term unless Bunge provides a notice to terminate, 180 days prior to expiration.  Each of the agreements includes a minimum and maximum annual fee.

•	The Amended and Restated Ethanol Purchase Agreement (the “Ethanol Agreement”), under which SIRE will sell to Bunge all of the ethanol it produces, and will pay Bunge a per-gallon fee for ethanol sold by Bunge for the Company.

•	The Amended and Restated Grain Feedstock Agency Agreement (the “Agency Agreement”), which provides that Bunge will supply SIRE with U.S. number 2 yellow corn, with SIRE paying Bunge a per bushel fee.

•	Starting with the 2015 crop year, SIRE plans to begin using corn containing Syngenta Seeds, Inc.’s proprietary Enogen® technology (“Enogen Corn”) for a portion of its ethanol production. The Company will contract directly with corn growers to produce Enogen Corn. In coordination with the Agency Agreement, the Company and Bunge entered into a Services Agreement (the “Services Agreement”), under which the Company will originate all Enogen Corn for its facility and Bunge will assist the Company with certain administrative matters related to Enogen Corn, including facilitating delivery of Enogen Corn to SIRE. The Company will pay Bunge a per bushel service fee for these services.

•	The Amended and Restated Distiller’s Grain Purchase Agreement (the “DG Purchase Agreement”), which provides that Bunge will purchase all distiller’s grains produced by the Company and Bunge will receive a fee based on the net sale price of DGS, subject to a minimum and maximum annual fee.

ICM Agreement

On December 17, 2014, SIRE entered into the SIRE ICM Unit Agreement (the “Unit Agreement”).  Under the Unit Agreement, SIRE granted ICM the right to sell to SIRE its 1,000 Series C and 18 Series A Membership Units (the “ICM Units”) anytime upon the earliest of (i) January 1, 2017,  (ii) a change of control of the Company, or (iii) the refinancing of SIRE’s bank credit agreement.  The right extends through January 1, 2020 (the “ICM Right”).  The purchase price for the ICM Units will be the greater of (x) Ten Thousand Eight Hundred Ninety-Seven Dollars ($10,897) per unit, or (y) the Fair Market Value of the Units at the time of exercise (the “Purchase Price”).  Under the Unit Agreement, the Company may finance the Purchase Price for a term of up to twenty-four months at an interest rate of eight percent (8%) per annum, pre-payable at any time, with the indebtedness secured by a security interest in the ICM Units.  The Company may defer any payments if payment would cause a violation of a financial covenant of the Company’s credit agreement.

About SIRE:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett L. Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392